                                        CUSIP NO. 23380G106

                                      4OMB APPROVAL
                                      ------------------------------------------
                                      OMB Number:. . . . . . . . . . . 3235-0145
                                      Expires: . . . . . . . . .October 31, 1994
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                                      burden hours per form. . . . . . . . 14.90


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                        SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                              (Amendment No. ONE)*

                            DAILEY PETROLEUM SERVICES
--------------------------------------------------------------------------------
                                 Name of Issuer


                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    23380G106
--------------------------------------------------------------------------------
                                  CUSIP Number


               ROBERT C. GREENWOOD  ROBERTSON, STEPHENS & COMPANY
           555 CALIFORNIA STREET, SUITE 2600, SAN FRANCISCO, CA  94104
                                 (415) 781-9700
--------------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications


                                  MARCH 4, 1997
--------------------------------------------------------------------------------
              Date of Event which Requires Filing of this Statement


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement   [ ].  (A fee
is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class). (See Rule 13d-7.)

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

CUSIP No. 23380G106
-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons
     The Robertson Stephens Global Natural Resources Fund
     Tax I.D. 94-6688562

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     WC
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     California
-------------------------------------------------------------------------------
Number of Shares              (7) Sole Voting
 Beneficially Owned                 Power        0
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting
                                    Power        202,800
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power        0
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power        202,800
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     202,800
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     5.4%
-------------------------------------------------------------------------------
(14) Type of Reporting Person*
     IV
-------------------------------------------------------------------------------
*SEE INSTRUCTION BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

CUSIP No. 23380G106
-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons
     The Robertson Partners Fund
     Tax I.D. 94-3221209

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     WC
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     California
-------------------------------------------------------------------------------
Number of Shares              (7) Sole Voting
 Beneficially Owned                 Power        0
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting
                                    Power        102,900
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power        0
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power        102,900
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     102,900
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     2.74%
-------------------------------------------------------------------------------
(14) Type of Reporting Person*
     IV
-------------------------------------------------------------------------------
*SEE INSTRUCTION BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

CUSIP No. 23380G106
-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     S.S. or I.R.S. Identification Nos. of Above Persons
     The Robertson Stephens Orphan Fund
     Tax I.D. 94-3108651

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only
     WC
-------------------------------------------------------------------------------
 (4) Source of Funds*

-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     California
-------------------------------------------------------------------------------
Number of Shares              (7) Sole Voting
 Beneficially Owned                 Power        0
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting
                                    Power        12,300
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power        0
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power        12,300
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     12,300
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     .3%
-------------------------------------------------------------------------------
(14) Type of Reporting Person*
     IV
-------------------------------------------------------------------------------
*SEE INSTRUCTION BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

CUSIP No. 23380G106
-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons
     The Robertson Stephens Orphan Offshore Fund

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     WC
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     California
-------------------------------------------------------------------------------
Number of Shares              (7) Sole Voting
 Beneficially Owned                 Power        0
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting
                                    Power        5,700
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power        0
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power        5,700
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     5,700
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     .2%
-------------------------------------------------------------------------------
(14) Type of Reporting Person*
     IV
-------------------------------------------------------------------------------
*SEE INSTRUCTION BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

CUSIP No. 23380G106
-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons
     Robertson, Stephens & Co. Investment Management L.P.

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     WC
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     California
-------------------------------------------------------------------------------
Number of Shares              (7) Sole Voting
 Beneficially Owned                 Power        0
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting
                                    Power
                              323,700 (includes shares held of record by The
                              Robertson Stephens Orphan Fund of which Robertson,
                              Stephens & Co. Investment Management, L.P. and
                              Bayview Investors, Ltd. are the General Partners.
                              Robertson, Stephens & Co., Inc. is General
                              Partner of Robertson, Stephens & Co. Investment
                              Management, L.P. and Bayview Investors, Ltd..
                              Includes shares held of record by The Robertson
                              Stephens Orphan Offshore Fund of which Robertson,
                              Stephens & Co. Investment Management, L.P. is
                              General Partner.  Includes shares held of record
                              by The Robertson Stephens Global Natural
                              Resources Fund of which Robertson, Stephens &
                              Co. Investment Management, L.P. is investment
                              adviser.  Includes shares held of record by The
                              Robertson Stephens Partners Fund of which
                              Robertson, Stephens & Co. Investment Management,
                              L.P. is investment adviser. See Item 5.)
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power        0
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power        323,700
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     323,700
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     8.6%
-------------------------------------------------------------------------------
(14) Type of Reporting Person*
     IV
-------------------------------------------------------------------------------
*SEE INSTRUCTION BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

CUSIP No. 23380G106
-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons
     Bayview Investors L.P.

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     WC
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     California
-------------------------------------------------------------------------------
Number of Shares              (7) Sole Voting
 Beneficially Owned                 Power        0
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting
                                    Power
                               5,700 (Includes shares held of record by The
                               Robertson Stephens Orphan Fund of which
                               Robertson, Stephens & Co. Investment Management, L.P. and Bayview Investors, Ltd. are the General Partners. Robertson, Stephens & Co., Inc. is General Partner of Robertson, Stephens & Co. Investment Management, L.P. and Bayview Investors, Ltd.
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power        0
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power        5,700
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     5,700
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     .2%
-------------------------------------------------------------------------------
(14) Type of Reporting Person*
     IV
-------------------------------------------------------------------------------
*SEE INSTRUCTION BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

CUSIP No. 23380G106
-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons
     Robertson, Stephens & Company, Incorporated
     Tax I.D. 94-3172874     See Exhibit A for a list of Executive Officers

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     OO (Working Capital of Purchasing Funds) See Item 2.
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     California
-------------------------------------------------------------------------------
Number of Shares              (7) Sole Voting
 Beneficially Owned                 Power        0
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting
                                    Power
                               323,700 (includes shares held of record by The Robertson Stephens Orphan Fund of which Robertson, Stephens & Co. Investment Management, L.P. and Bayview Investors, Ltd. are the General Partners. Robertson, Stephens & Co., Inc. is General Partner of Robertson, Stephens & Co. Investment Management, L.P. and Bayview Investors, Ltd.. Includes shares held of record by The Robertson Stephens Orphan Offshore Fund of which Robertson, Stephens & Co. Investment Management, L.P. is General Partner. Includes shares held of record by The Robertson Stephens Global Natural Resources Fund of which Robertson, Stephens & Co. Investment Management, L.P. is investment adviser. Includes shares held of record by The Robertson Stephens Partners Fund of which Robertson ,Stephens & Co. Investment Management, L.P. is investment adviser. See
                               Item 5.)
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power        0
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power        323,700
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     323,700
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     8.6%
-------------------------------------------------------------------------------
(14) Type of Reporting Person*
     CO
-------------------------------------------------------------------------------
*SEE INSTRUCTION BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

CUSIP No. 23380G106
-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons
     Paul Stephens
     Tax I.D. ###-##-####

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     WC & PF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     United States
-------------------------------------------------------------------------------
Number of Shares              (7) Sole Voting
 Beneficially Owned                 Power
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting
                                    Power
                               323,700 (includes shares held of record by The Robertson Stephens Orphan Fund of which Robertson, Stephens & Co. Investment Management, L.P. and Bayview Investors, Ltd. are the General Partners. Robertson, Stephens & Co., Inc. is General Partner of Robertson, Stephens & Co. Investment Management, L.P. and Bayview Investors, Ltd.. Includes shares held of record by The Robertson Stephens Orphan Offshore Fund of which Robertson, Stephens & Co. Investment Management, L.P. is General Partner. Includes shares held of record by The Robertson Stephens Global Natural Resources Fund of which Robertson, Stephens & Co. Investment Management, L.P. is investment adviser. Includes shares held of record by The Robertson Stephens Partners Fund of which Robertson, Stephens & Co. Investment Management, L.P. is investment adviser. See
                               Item 5.)
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power        323,700
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     323,700
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     8.6%
-------------------------------------------------------------------------------
(14) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
*SEE INSTRUCTION BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

CUSIP No. 23380G106
-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons
     Sanford Robertson
     Tax I.D. ###-##-####

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     OO (Working Capital of Purchasing Funds) See Item 2.
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     California
-------------------------------------------------------------------------------
Number of Shares              (7) Sole Voting
 Beneficially Owned                 Power
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting
                                    Power
                              323,700 (includes shares held of record by The
                              Robertson Stephens Orphan Fund of which Robertson,
                              Stephens & Co. Investment Management, L.P. and
                              Bayview Investors, Ltd. are the General Partners.
                              Robertson, Stephens & Co., Inc. is General Partner
                              of Robertson, Stephens & Co. Investment
                              Management, L.P. and Bayview Investors, Ltd..
                              Includes shares held of record by The Robertson
                              Stephens Orphan Offshore Fund of which
                              Robertson, Stephens & Co. Investment
                              Management, L.P. is General Partner.  Includes
                              shares held of record by The Robertson Stephens
                              Global Natural Resources Fund of which
                              Robertson, Stephens & Co. Investment
                              Management, L.P. is investment adviser.
                              Includes shares held of record by The Robertson
                              Stephens Partners Fund of which Robertson,
                              Stephens & Co. Investment Management, L.P. is
                              investment adviser. See Item 5.)
                              --------------------------------------------------
                              (9) Sole Dispositive
                                    Power
                              --------------------------------------------------
                             (10) Shared Dispositive
                                    Power        323,700
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     323,700
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     8.6%
-------------------------------------------------------------------------------
(14) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
*SEE INSTRUCTION BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

CUSIP No. 23380G106
-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons
     Michael G. McCaffery
     Tax I.D. ###-##-####
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     OO (Working Capital of Purchasing Funds) See Item 2.
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     California
-------------------------------------------------------------------------------
Number of Shares              (7) Sole Voting
 Beneficially Owned                 Power
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting
                                    Power
                              323,700 (Includes shares held of record by The
                              Robertson Stephens Orphan Fund of which Robertson,
                              Stephens & Co. Investment Management, L.P. and
                              Bayview Investors, Ltd. are the General Partners.
                              Robertson, Stephens & Co., Inc. is General Partner
                              of Robertson, Stephens & Co. Investment
                              Management, L.P. and Bayview Investors, Ltd..
                              Includes shares held of record by The Robertson
                              Stephens Orphan Offshore Fund of which Robertson,
                              Stephens & Co. Investment Management, L.P. is
                              General Partner.  Includes shares held of record
                              by The Robertson Stephens Global Natural Resources
                              Fund of which Robertson, Stephens & Co. Investment
                              Management, L.P. is investment adviser.  Includes
                              shares held of record by The Robertson Stephens
                              Partners Fund of which Robertson, Stephens & Co.
                              Investment Management, L.P. is investment adviser.
                              See Item 5.)
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power        323,700
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     323,700
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     8.6%
-------------------------------------------------------------------------------
(14) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
*SEE INSTRUCTION BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

CUSIP No. 23380G106
-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons
     G. Randy Hecht
     Tax I.D. ###-##-####
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     OO (Working Capital of Purchasing Funds) See Item 2.
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     California
-------------------------------------------------------------------------------
Number of Shares              (7) Sole Voting
 Beneficially Owned                 Power
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting
                                    Power
                              323,700 (Includes shares held of record by The
                              Robertson Stephens Orphan Fund of which Robertson,
                              Stephens & Co. Investment Management, L.P. and
                              Bayview Investors, Ltd. are the General Partners.
                              Robertson, Stephens & Co., Inc. is General Partner
                              of Robertson, Stephens & Co. Investment
                              Management, L.P. and Bayview Investors, Ltd..
                              Includes shares held of record by The Robertson
                              Stephens Orphan Offshore Fund of which Robertson,
                              Stephens & Co. Investment Management, L.P. is
                              General Partner.  Includes shares held of record
                              by The Robertson Stephens Global Natural Resources
                              Fund of which Robertson, Stephens & Co. Investment
                              Management, L.P. is investment adviser.  Includes
                              shares held of record by The Robertson Stephens
                              Partners Fund of which Robertson, Stephens & Co.
                              Investment Management, L.P. is investment
                              adviser. See Item 5.)
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power        323,700
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     323,700
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     8.6%
-------------------------------------------------------------------------------
(14) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
*SEE INSTRUCTION BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

CUSIP No. 23380G106
-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons
     Kenneth R. Fitzsimmons
     Tax I.D. ###-##-####
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     OO (Working Capital of Purchasing Funds) See Item 2.
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     California
-------------------------------------------------------------------------------
Number of Shares              (7) Sole Voting
 Beneficially Owned                 Power
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting
                                    Power
                              323,700 (Includes shares held of record by The
                              Robertson Stephens Orphan Fund of which
                              Robertson, Stephens & Co. Investment
                              Management, L.P. and Bayview Investors, Ltd.
                              are the General Partners. Robertson, Stephens &
                              Co., Inc. is General Partner of Robertson,
                              Stephens & Co. Investment Management, L.P. and
                              Bayview Investors, Ltd.. Includes shares held
                              of record by The Robertson Stephens Orphan
                              Offshore Fund of which Robertson, Stephens &
                              Co. Investment Management, L.P. is General
                              Partner.  Includes shares held of record by The
                              Robertson Stephens Global Natural Resources
                              Fund of which Robertson, Stephens & Co.
                              Investment Management, L.P. is investment
                              adviser.  Includes shares held of record by The
                              Robertson Stephens Partners Fund of which
                              Robertson, Stephens & Co. Investment
                              Management, L.P. is investment adviser. See
                              Item 5.)
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power        323,700
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     323,700
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     8.6%
-------------------------------------------------------------------------------
(14) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
*SEE INSTRUCTION BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

ITEM 1.   SECURITY AND ISSUER.

       This Schedule 13D is filed with respect to the Common Stock of Dailey Petroleum Services (the "Company").

ITEM 2:   IDENTITY AND BACKGROUND.

       The Schedule 13D is filed on behalf of The Robertson Stephens Orphan Fund, Robertson, Stephens & Company Investment Management, L.P. ("RS&Co.,L.P."), Bayview Investors, Ltd. ("Bayview"), The Robertson Stephens Global Natural Resources Fund, The Robertson Stephens Partners Fund, Robertson, Stephens & Company, Inc. ("RS&Co., Inc."), and RS&Co., Inc.'s five shareholders, Messrs. Sanford R. Robertson, Paul H. Stephens, Michael G. McCaffery, G. Randy Hecht, and Kenneth R. Fitzsimmons. The purhase of the Company's shares giving rise to this 13D was made by two investment funds, The Robertson Stephens Orphan Fund (the "Fund"), The Robertson, Stephens Global Natural Resources Fund, The Robertson Stephens Orphan Offshore Fund, and The Robertson Stephens Partners Fund.

       This Schedule 13D relates to the direct beneficial ownership in the shares of the Company by the Funds, and the indirect beneficial ownership of RS&Co., L.P., Bayview, and RS&Co., Inc. in the shares of the Company held by the Funds. Messrs. Robertson, Stephens, McCaffery, Hecht and Fitzsimmons disclaim any beneficial ownership with respect to shares of the Company that RS&Co., Inc. may be deemed to be beneficially own, are included in this Schedule 13D for protective disclosure purposes only, and shall not be deemed by their inclusion in this Schedule 13D to have made any admission that any such person has any beneficial interest in such shares.

       Set forth below is the following information with respect to the persons signing this Schedule 13D: name; place of organization; address of principal business and office; principal business; information concerning criminal convictions during the past five years; and information concerning civil or administrative proceedings during the past five years with respect to any state or federal securities laws.


  I. (a) The Robertson Stephens Global Natural Resources Fund, A Massachusetts Business Trust. The Registered Investment Manager of The Robertson Stephens Global Natural Resources Fund is: Robertson, Stephens & Co. Investment Management, L.P. The General Partner of Robertson, Stephens & Co. Investment Management, L.P. is Robertson, Stephens & Company, Incorporated.

     (b)  555 California Street, Suite 2600
          San Francisco, CA  94104

     (c)  Business Trust, Registered Investment Company.

     (d)  No convictions in criminal proceedings.

     (e)  No civil or administrative proceedings.

II. (a) The Robertson Stephens Partners Fund, A Massachusetts Business Trust. The Registered Investment Manager of The Robertson Stephens Global Natural Resources Fund is:

          Robertson, Stephens & Co. Investment Management, L.P. The General Partner of Robertson, Stephens & Co. Investment Management, L.P. is Robertson, Stephens & Company, Incorporated.

     (b)  555 California Street, Suite 2600
          San Francisco, CA  94104

     (c)  Business Trust, Registered Investment Company.

     (d)  No convictions in criminal proceedings.

     (e)  No civil or administrative proceedings.

III. (a)  The Robertson Stephens Orphan Fund, A California Limited Partnership.

     (b)  555 California Street, Suite 2600
          San Francisco, CA  94104

     (c)  Limited Partnership

     (d)  No convictions in criminal proceedings.

     (e)  No civil or administrative proceedings.

IV. (a) The Robertson Stephens Orphan Offshore Fund, A Cayman Islands Limited Partnership.

     (b)  555 California Street, Suite 2600
          San Francisco, CA  94104

     (c)  Limited Partnership

     (d)  No convictions in criminal proceedings.

     (e)  No civil or administrative proceedings.


V. (a) Robertson, Stephens & Company, Incorporated, is a California Corporation. Robertson, Stephens & Company, Incorporated is the General Partner of Robertson, Stephens & Company, L.P.

     (b)  555 California Street, Suite 2600
          San Francisco, CA  94104

     (c)  Corporation, Investment Banking.

     (d)  No convictions in criminal proceedings.

     (e)  No civil or administrative proceedings.

VI.  (a)  Bayview Investors L.P.  A California Limited Partnership

     (b)  555 California Street, Suite 2600
          San Francisco, CA  94104

     (c)  Limited Partnership

     (d)  No convictions in criminal proceedings.

     (e)  No civil or administrative proceedings.

VII. (a) Robertson, Stephens & Company, Investment Management L.P. is a California Corporation. Robertson, Stephens & Company, Incorporated is the General Partner of Robertson, Stephens & Company, Investment Management L.P.

     (b)  555 California Street, Suite 2600
          San Francisco, CA  94104

     (c)  Corporation, Investment Banking.

     (d)  No convictions in criminal proceedings.

     (e)  No civil or administrative proceedings.


VIII.(a)  Paul H. Stephens.

     (b)  555 California Street, Suite 2600
          San Francisco, CA  94104

     (c) Paul H. Stephens is Managing Director and Chief Investment Officer, and a shareholder, of Robertson, Stephens & Company, Incorporated.

     (d)  No convictions in criminal proceedings.

     (e)  No civil or administrative proceedings.

IX.  (a)  Sanford R. Robertson.

     (b)  555 California Street, Suite 2600
          San Francisco, CA  94104

     (c) Sanford R. Robertson is the Chairman of and a shareholder of Robertson, Stephens & Company, Incorporated.

     (d)  No convictions in criminal proceedings.

     (e)  No civil or administrative proceedings.

X.   (a)  Michael G. McCaffery.

     (b)  555 California Street, Suite 2600
          San Francisco, CA  94104

     (c) Michael G. McCaffery is the President and Chief Executive Officer, and a shareholder, of Robertson, Stephens & Company, Incorporated.

     (d)  No convictions in criminal proceedings.

     (e)  No civil or administrative proceedings.

XI.  (a)  G. Randy Hecht.

     (b)  555 California Street, Suite 2600
          San Francisco, CA  94104

     (c) G. Randy Hecht is the Executive Vice President, Chief Operating Officer, and shareholder of Robertson, Stephens & Company, Incorporated.

     (d)  No convictions in criminal proceedings.

     (e)  No civil or administrative proceedings.

XII. (a)  Kenneth R. Fitzsimmons.

     (b)  555 California Street, Suite 2600
          San Francisco, CA  94104

     (c) Kenneth R. Fitzsimmons is the Managing Director, Director of Capital Markets, and shareholder of Robertson, Stephens & Company, Incorporated.

     (d)  No convictions in criminal proceedings.

     (e)  No civil or administrative proceedings.

ITEM 3:   SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION:

       The securities with respect to which this Schedule 13D is filed were purchased by the Funds using working capital contributed by their respective partners.

ITEM 4:   PURPOSE OF TRANSACTION:

       The securities with respect to which this Schedule 13D is filed were purchased by the Funds in the ordinary course of investment and not with the intention nor effect of changing or influencing control of the Issuer. The reporting persons may sell all or part or acquire additional securities of the Issuer depending on market conditions and other economic factors.

ITEM 5:   INTEREST IN SECURITIES OF THE ISSUER.

       (a) (b) The aggregate number and percentage of the class of securities identified pursuant to Item 1 of this Schedule 13D that are beneficially owned by the persons listed in Item 2 are as follows:

                                                    No. of Shares
  Name of                                            Beneficially  Percentage of
  Beneficial Owner                                          Owned       Class(1)
  -----------------------------------------------------------------------------

  The Robertson Stephens Global Natural Resources Fund  202,800 (1)       5.4%
  The Robertson Stephens Partners Fund                  102,900 (2)       2.7%
  The Robertson Stephens Orphan Fund                     12,300 (3)        .3%
  The Robertson Stephens Orphan Offshore Fund             5,700 (4)        .2%
  Robertson Stephens & Co Investment Management L.P.    323,700 (5)       8.6%
  Bayview Investors, Ltd.                                18,000 (6)        .3%
  Robertson, Stephens & Company, Incorporated           323,700 (7)       8.6%
  Paul H. Stephens                                      323,700 (8)       8.6%
  Sanford R. Robertson                                  323,700 (9)       8.6%
  Michael G. McCaffery                                  323,700 (10)      8.6%
  G. Randy Hecht                                        323,700 (11)      8.6%
  Kenneth R. Fitzsimmons                                323,700 (12)      8.6%


(1) All percentages in this table are based, pursuant to Rule 13D-1(e) of the Securities Exchange Act of 1934, as amended, on 3,760,000 shares of Common Stock of the Issuer outstanding as of December 6, 1996.

(2) The Robertson Stephens Global Natural Resources Fund is a Registered Investment Company. Robertson, Stephens & Co. Investment Management L.P. is the registerd investment manager for the Global Natural Resources Fund. RS&Co., Inc. is the General Partner of Robertson Stephens & Co. Investment Management L.P.

(3) The Robertson Stephens Partners Fund is a Registered Investment Company. Robertson Stephens & Co. Investment Management L.P. is the registerd investment manager for the Global Natural Resources Fund. RS&Co., Inc. is the General Partner of Robertson Stephens & Co. Investment Management L.P.

(4)  The Robertson Stephens Orphan Fund is a California Limited Partnership.

(5) The Robertson Stephens Orphan Offshore Fund is a Cayman Islands Limited Partnership.

(6) Robertson, Stephens & Co.Investment Management L.P., a California Limited Partnership, as General Partner of The Robertson Stephens Orphan Fund and the Robertson Stephens Orphan Offshore Fund is deemed to have shared dispositive power over 323,700 shares of the Company.

(7) Bayview Investors, Ltd. is a California Limited Partnership, as General Partner of The Robertson Stephens Orphan Fund is deemed to have shared dispositive power over 5,700 shares of the Company.

(8) Robertson, Stephens & Company, Inc., a California Corporation, is the General Partner of Robertson, Stephens & Company Investment Management L.P., and as such is deemed to have shared dispositive power over 323,700 shares of the Company. As General Partner of the Global Natural Resources Fund and the Partners Fund's Investment Adviser, Robertson Stephens & Co. Investment Management L.P. , Inc. is deemed to have shared dispositive power over 305,700 shares of the Company.

(9) Paul H. Stephens is the Chief Investment Officer of RS&Co., Inc. and as such may be deemed to have shared voting power over 323,700 shares of the Company held by the Funds. He is also a shareholder of Robertson, Stephens & Company Inc.

(10) Sanford R. Robertson is Chairman and a shareholder of Robertson, Stephens & Company Inc. and as such may be deemed to have shared voting power over 323,700 shares of the Company held by the Funds.

(11) Michael G. McCaffery is President and Chief Executive Officer and a shareholder of Robertson, Stephens & Company Inc. and as such may be deemed to have shared voting power over 323,700 shares of the Company held by the Funds.

(12) G. Randal Hecht is Executive Vice President, Chief Operating Officer and a shareholder of Robertson, Stephens & Company Inc. and as such may be deemed to have shared voting power over 323,700 shares of the Company held by the Funds.

(13) Kenneth R. Fitzsimmons is the Managing Director, Director of Capital Markets and a shareholder of Robertson, Stephens & Company Inc. and as such may be deemed to have shared voting power over 323,700 shares of the Company held by the Funds.

     (c) The following is a list of transactions by the filing parties since the last amendment.

     Entity            Date        Shares     Price             Transaction
     ------            ----        ------     -----             -----------
Global Natural
 Resources Fund    March 4, 1997   12,500     $9.59           Open Mkt. Sell
Global Natural
 Resources Fund    March 4, 1997    6,300     $8.50           Open Mkt. Sell
Partners Fund      March 4, 1997    3,100     $9.49           Open Mkt. Sell
 Partners Fund     March 4, 1997   12,500     $9.59           Open Mkt. Sell
Partners Fund      March 6, 1997    6,200     $8.49           Open Mkt. Sell
Orphan
 Offshore Fund     March 4, 1997    1,100     $9.50           Open Mkt. Sell
Orphan
 Offshore Fund     March 4, 1997      900     $9.59           Open Mkt. Sell
Orphan
 Offshore Fund     March 4, 1997     1000     $9.50           Open Mkt. Sell
Orphan
 Offshore Fund     March 4, 1997     1000     $9.50           Open Mkt. Sell
Orphan
 Offshore Fund     March 4, 1997    2,100     $9.59           Open Mkt. Sell
Orphan
 Offshore Fund     March 4, 1997    2,200     $8.50           Open Mkt. Sell
Orphan Fund        March 4, 1997   20,000     $9.62           Open Mkt. Sell
Orphan Fund        March 4, 1997    5,200     $9.50           Open Mkt. Sell
Orphan Fund        March 6, 1997   10,300     $8.50           Open Mkt. Sell


ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

          Please refer to Item 5.

ITEM 7.   MATERIAL TO BE FILED AS EXHIBITS.

          The following exhibits are filed herewith:

          Exhibit A  - Agreement of Joint Filing

          Exhibit B  - Power of Attorney

       ITEM 8.      SIGNATURE PAGE.

       After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: April 7, 1997

       THE ROBERTSON STEPHENS ORPHAN FUND, A CALIFORNIA LIMITED
       PARTNERSHIP.
       By  Robertson, Stephens & Company, L.P.
       By  Robertson, Stephens & Company, Incorporated

       By: Paul H. Stephens*
           ------------------
           Paul H. Stephens
           Managing Director and Chief Investment Officer

       BAYVIEW INVESTORS, LTD., A CALIFORNIA LIMITED PARTNERSHIP.
       By  Robertson, Stephens & Company, L.P.
       By  Robertson, Stephens & Company, Incorporated

       By: Paul H. Stephens*
           ------------------
           Paul H. Stephens
           Managing Director and Chief Investment Officer

       ROBERTSON, STEPHENS & COMPANY, L.P., A CALIFORNIA LIMITED PARTNERSHIP. By Robertson, Stephens & Company, Incorporated

       By: Paul H. Stephens*
           ------------------
           Paul H. Stephens
           Managing Director and Chief Investment Officer

       THE ROBERTSON STEPHENS CONTRARIAN FUND, A MASSACHUSETTS BUSINESS TRUST. By Robertson, Stephens & Company, Incorporated

       By: Paul H. Stephens*
           ------------------
           Paul H. Stephens
           Managing Director and Chief Investment Officer

       ROBERTSON, STEPHENS & COMPANY, INCORPORATED

       By: Paul H. Stephens*
           ------------------
           Paul H. Stephens
           Managing Director and Chief Investment Officer

           Paul H. Stephens*
           ------------------
           Paul H. Stephens

           Sanford R. Robertson*
           ----------------------
           Sanford R. Robertson

           Michael G. McCaffery*
           ----------------------
           Michael G. McCaffery

           G. Randy Hecht*
           ----------------
           G. Randy Hecht

           Kenneth R. Fitzsimmons*
           ------------------------
           Kenneth R. Fitzsimmons




       *By:_____________________________
           Robert C. Greenwood
           Pursuant to Power of Attorney
           Previously Filed

                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

       The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1(f)(1) of the Act of the Statement dated January 31, 1997 containing the information required by Schedule 13D, for the Common Stock of Dailey Petroleum Services, Inc. held by The Robertson Stephens Orphan Fund, The Robertson Stephens Orphan Offshore Fund, Bayview Investors, Ltd., Robertson, Stephens & Company, Investment Management L.P., The Robertson Stephens Global Natural Resources Fund, The Robertson Stephens Partners Fund, and Robertson, Stephens & Company, Incorporated.

Dated:    January 31, 1997


          THE ROBERTSON STEPHENS ORPHAN FUND, A CALIFORNIA LIMITED PARTNERSHIP.
          By   Robertson, Stephens & Company, L.P.
          By   Robertson, Stephens & Company, Incorporated

          By:  Paul H. Stephens*
               ------------------
               Paul H. Stephens
               Managing Director and Chief Investment Officer

          BAYVIEW INVESTORS, LTD., A CALIFORNIA LIMITED PARTNERSHIP.
          By   Robertson, Stephens & Company, L.P.
          By   Robertson, Stephens & Company, Incorporated

          By:  Paul H. Stephens*
               ------------------
               Paul H. Stephens
               Managing Director and Chief Investment Officer

          ROBERTSON, STEPHENS & COMPANY INVESTMENT MANAGEMENT, L.P., A CALIFORNIA LIMITED PARTNERSHIP.
          By   Robertson, Stephens & Company, Incorporated

          By:  Paul H. Stephens*
               ------------------
               Paul H. Stephens
               Managing Director and Chief Investment Officer

          THE ROBERTSON STEPHENS GLOBAL NATURAL RESOURCES FUND, A
          MASSACHUSETTS BUSINESS TRUST.
          By   Robertson, Stephens & Company, Incorporated

          By:  Paul H. Stephens*
               ------------------
               Paul H. Stephens
               Managing Director and Chief Investment Officer

          THE ROBERTSON STEPHENS PARTNERS FUND, A MASSACHUSETTS BUSINESS TRUST.
          By   Robertson, Stephens & Company, Incorporated

          By:  Paul H. Stephens*
               ------------------
               Paul H. Stephens
               Managing Director and Chief Investment Officer

          ROBERTSON, STEPHENS & COMPANY, INCORPORATED

          By:  Paul H. Stephens*
               ------------------
               Paul H. Stephens
               Managing Director and Chief Investment Officer

               Paul H. Stephens*
               ------------------
               Paul H. Stephens

               Sanford R. Robertson*
               ----------------------
               Sanford R. Robertson

               Michael G. McCaffery*
               ----------------------
               Michael G. McCaffery

               G. Randy Hecht*
               ----------------
               G. Randy Hecht

               Kenneth R. Fitzsimmons*
               ------------------------
               Kenneth R. Fitzsimmons





       *By     _____________________________
               Robert C. Greenwood
               Pursuant to Power of Attorney
               Previously Filed